                   ULTRAMAR DIAMOND SHAMROCK CORPORATION
                     NON-EMPLOYEE DIRECTOR EQUITY PLAN

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                   ULTRAMAR DIAMOND SHAMROCK CORPORATION
                     NON-EMPLOYEE DIRECTOR EQUITY PLAN

                             Table of Contents

1.     Purpose; Definitions

2.     Administration
       2.1  Compensation Committee
       2.2  Duties and Powers of Committee
       2.3  Majority Rule
       2.4  Compensation; Professional Assistance;
            Good Faith Actions

3.     Shares Subject to the Plan
       3.1  Total Shares Reserved
       3.2  Reissuance of Certain Shares
       3.3  Changes in Company's Shares

4.     Restricted Shares
       4.1  Award of Restricted Shares
              (i)  Grant of Restricted Shares
             (ii)  Additional Grants
            (iii)  Initial Grant of Restricted
                   Shares Under the Plan
             (iv)  Written Agreement
       4.2  Increase in Annual Retainer
       4.3  Calculation of Award of Restricted Shares
       4.4  Lapse of Restrictions
       4.5  Terms and Conditions of Awards of
            Restricted Shares
              (i)  Rights as Stockholder
             (ii)  Transfer Restrictions
            (iii)  Additional Securities

5.     Options
       5.1  Grant of Options
              (i)  Number of Shares Subject to Grant
             (ii)  Grant Dates
            (iii)  Initial Grant of Options Under the Plan
             (iv)  Written Agreement
       5.2  Terms and Exercise of
              (i)  Exercisability of Options
             (ii)  Term
            (iii)  Early Vesting
       5.3  Exercise Price
       5.4  Payment
6.     Change in Control

7.     Stock Ownership Guidelines

8.     Miscellaneous
       8.1  Effective Date
       8.2  Amendment, Suspension or Termination of
            the Plan
       8.3  Transferability
       8.4  Effect on Other Compensation
       8.5  Regulations and Other Approvals
       8.6  Governing Law
       8.7  Right to Continued Service
       8.8  Titles; Construction

                   ULTRAMAR DIAMOND SHAMROCK CORPORATION
                     NON-EMPLOYEE DIRECTOR EQUITY PLAN


1. Purpose; Definitions. The purpose of the Plan is to promote the long-term success of the Company by providing the non-employee directors of the Company, its subsidiaries and its affiliates with incentives to continue their association with the Company and view the Company from a stockholder's perspective. To accomplish such purpose, the Plan provides that the Company shall grant Options and Restricted Shares.

     Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary.

     "Annual Meeting" shall mean an annual meeting of the stockholders of the Company.

     "Board" shall mean the Board of Directors of the Company.

     "Change in Control" shall have the meaning set forth in Section 6.

     "Committee" shall mean the Compensation Committee of the Board appointed as provided in Section 2.1.

     "Company" shall mean Ultramar Diamond Shamrock Corporation, a Delaware corporation, and any successor corporation.

     "Effective Date" shall have the meaning set forth in Section 8.1.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" of a Share as of a given date shall mean (a) the closing sale price per Share as reported on the principal exchange on which Shares are then trading, if any, on such date, or if there are no sales on such date, on the next preceding trading day during which a sale occurred, or (b) if clause (a) does not apply, the fair market value of the Share as determined by the Committee from time to time in good faith.

     "Merger" shall have the meaning set forth in Section 8.1.

     "Option" shall mean an option to purchase Shares granted pursuant to Section 5.

     "Participant" shall mean a non-employee director of the Company to whom an award is granted under the Plan.

     "Plan" shall mean this Ultramar Diamond Shamrock Corporation
Non-employee Director Equity Plan, as hereinafter amended from time to time.

     "Restricted Shares" shall mean Shares that are awarded to a Participant that are subject to the restrictions described in
Section 4.

     "Restricted Share Percentage" shall mean the percentage of the annual retainer to be paid in Restricted Shares.

     "Rule 16b-3" shall mean Rule 16b-3 adopted by the Securities and Exchange Commission under the Exchange Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Share" shall mean a share of the Company's Common Stock, $.01 par value.

2.   Administration.

     2.1 Compensation Committee. The Plan shall be administered by the Committee, which shall consist of two or more individuals appointed by the Board and holding office at the pleasure of the Board. All Committee members shall be members of the Board, and must be "Non-Employee Directors," as such term is defined in Rule 16b-3, if and as such Rule is in effect. Appointment of Committee members shall be effective on acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

     2.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its terms and provisions. The Committee shall have the power to interpret the Plan and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be binding upon all affected persons. The Committee may delegate ministerial decisions, including, without limitation, the calculation of amounts to be included in particular awards, to any officer of the Company.

     2.3 Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a telephonic or other meeting or by a memorandum or other written instrument signed by a majority of the Committee.

     2.4     Compensation; Professional Assistance; Good Faith
Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The
Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the awards hereunder, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

3.     Shares Subject to the Plan.

     3.1 Total Shares Reserved. Subject to adjustment pursuant to Section 3.3, the total number of Shares that are issued or transferred under the Plan shall not in the aggregate exceed 100,000 Shares. Such Shares may be treasury Shares or Shares of original issue or a combination of the foregoing.

     3.2 Reissuance of Certain Shares. If the term of an Option expires with all or a portion of such Option unexercised, any Shares that were covered by the unexercised portion of such Option shall again be available for issuance or transfer hereunder. Upon full or partial payment of the exercise price of any Option by transfer to the Company of Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Shares actually issued or transferred by the Company determined by subtracting the number of Shares so transferred or relinquished. If Restricted Shares are forfeited, the corresponding Shares shall again be available for issuance or transfer hereunder.

     3.3 Changes in Company's Shares. In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event that affects the Restricted Shares or the Options such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be granted or optioned and sold in the aggregate or to any non-employee director,
(ii) the number and kind of shares subject to outstanding Options and Restricted Shares, and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a non-employee director; provided, however, that the number of Shares subject to any Option or Restricted Shares will always be a whole number.

4.    Restricted Shares.

      4.1  Award of Restricted Shares.

           (i)  Grant of Restricted Shares.  Subject to Section
4.1(iii), each non-employee director elected to the Board shall be granted Restricted Shares on the date of his or her election to the Board.
Such Restricted Shares shall be in lieu of at least 50% of the non-employee director's annual retainer, without regard to amounts paid as committee or meeting fees, to which he or she would otherwise be entitled during the five years following the date of grant; provided, however, that if a non-employee director is elected to the Board on a date other than the date of an Annual Meeting, such non-employee director's grant of Restricted Shares with respect to the amount of his or her first year's annual retainer shall be pro-rated to reflect his or her partial year of Board membership. The non-employee director shall indicate the applicable Restricted Share Percentage by an election in writing made prior to the commencement of the relevant period of service or prior to the initial grant made pursuant to Section 4.1(iii), as the case may be.

          (ii) Additional Grants. Each non-employee director shall be granted additional Restricted Shares on the date of the fifth Annual Meeting that follows the initial date of grant of Restricted Shares made pursuant to this Section, and on each succeeding fifth Annual
Meeting thereafter.

          (iii)  Initial Grant of Restricted Shares Under the Plan.
The initial grant of Restricted Shares under this Plan shall be made on the Effective Date to each individual serving as a non-employee director of the Company as of the close of the Effective Date. Such grant shall be determined as if the non-employee director had first been elected to the Board on such date, without regard to whether or not the director was so elected.

          (iv)   Written Agreement.  Each grant of Restricted
Shares shall be evidenced by a written agreement in such form as approved by the Committee, and shall be subject to the additional terms and conditions set forth in this Section 4.

     4.2 Increase in Annual Retainer. Any increase in annual retainer fees paid to a non-employee director by the Company shall be reflected in an additional grant for the balance of the vesting period remaining on such non-employee director's outstanding grant made pursuant to this Section. The number of Restricted Shares to be included in such grant and the vesting of such Restricted Shares shall be determined in a manner consistent with the provisions of Sections 4.1 and 4.4.

     4.3 Calculation of Award of Restricted Shares. The total number of Restricted Shares included in each grant shall be equal to: (i) the amount of the non-employee director's annual retainer for the five-year period (or pro-rated period pursuant to Section 4.1), multiplied by the Restricted Share Percentage, (ii) with the result in clause (i) divided by the Fair Market Value per Share on the date of grant of the Restricted Shares, and (iii) with the result in clause (ii) rounded up to the next whole number of Restricted Shares.

     4.4 Lapse of Restrictions. Restricted Shares shall be forfeited or become nonforfeitable on the following basis.

          (i) One-fifth (20%) of the Restricted Shares subject to each grant shall become transferable and nonforfeitable as of the first Annual Meeting following the date of such grant. An additional one-fifth (20%) shall become transferable and nonforfeitable as of the next four Annual Meetings following the date of grant. If a non-employee director is elected to the Board on a date other than the date of an Annual
Meeting, the number of Restricted Shares that become transferable and nonforfeitable on the date of the Annual Meeting following the date of such election shall be equal to the prorated number of Restricted
Shares granted with respect to the partial year of service as a member of the Board for the period ending on the date of the Annual Meeting that immediately follows the date of election; the remaining Restricted
Shares in the grant shall become transferable and nonforfeitable ratably over the remainder of the vesting period of the grant as of each succeeding Annual Meeting. A grant made pursuant to Section 4.1(iii) shall be treated for purposes of this Section 4.4 as if the non-employee director had first been elected to the Board on the date of such grant, without regard to whether or not the director was so elected.

          (ii) Upon termination of service as a non-employee director, (a) if termination occurs other than as of an Annual Meeting, the number of Restricted Shares that would have become vested and nonforfeitable at the Annual Meeting that immediately follows such termination shall be reduced ratably to reflect the number of months during which the non-employee director was serving as a Board member during the period commencing on the date of the immediately preceding Annual Meeting, and (b) any balance of the Restricted Shares shall be forfeited.

     4.5  Terms and Conditions of Awards of Restricted Shares.

            (i)  Rights as Stockholder.  Each award of Restricted
Shares shall constitute a transfer of the ownership of Shares to the non-employee director in consideration of the performance of services, entitling such non-employee director to voting, dividend and other ownership rights, but subject to the forfeiture and transfer restrictions provided in this Section and in Section 8.1. No additional consideration shall be due in connection with any such award.

           (ii) Transfer Restrictions. Restricted Shares that have not yet become non-forfeitable may not be sold, transferred (including, without limitation, transfer by gift or donation), pledged or encumbered prior to the date, if any, on which they become nonforfeitable and shall bear appropriate legends.

          (iii)  Additional Securities.  Any new or additional
Shares or other securities to which a non-employee director, by virtue of awards of Restricted Shares hereunder, becomes entitled due to a stock dividend, stock split, recapitalization, merger or other event shall be subject to all terms and conditions of the Plan, including this Section.

5.     Options.

     5.1  Grant of Options.

            (i) Number of Shares Subject to Grant. Each Option shall be with respect to 1,000 Shares.

           (ii) Grant Dates. An Option shall be granted on the date of each Annual Meeting after 1997 to each individual serving as a non-employee director of the Company as of the close of such Annual Meeting.

          (iii) Initial Grant of Options Under the Plan. The initial grant of Options under this Plan shall be made (a) on the Effective Date to each individual serving as a non-employee director of the Company as of the close of the Effective Date, and (b) with respect to a non-employee director not described in clause (a) who is initially elected to the Board prior to the 1997 Annual Meeting of the Company, on the date of the 1997 Annual Meeting of the Company.

           (iv) Written Agreement. Each grant of Options shall be evidenced by a written agreement in such form as approved by the Committee and shall be subject to the additional terms and conditions set forth in this Section.

     5.2  Terms and Exercise of Options.

            (i)  Exercisability of Options. Except as provided in
Section 5.2(iii) below, 100% of the Option shall become exercisable (a) at the Annual Meeting following the date of grant, or (b) in the case of an Option granted pursuant to Section 5.1(iii)(a), on the first anniversary of the date of grant.

           (ii) Term. An Option shall expire ten years from the date the Option is granted and shall be subject to earlier termination as hereinafter provided. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its expiration or termination. In the event of the non-employee director's termination from service on the Board, other than as provided in
Section 5.2(iii), an outstanding Option may be exercised only to the extent it was exercisable on the date of such termination and shall expire five years after such termination, or on its stated expiration date, whichever occurs first.

          (iii) Early Vesting. Upon the occurrence of any of the following events, the Option shall become immediately and fully exercisable:

                 (a)  the death of the non-employee director;

                 (b)  the disability of the non-employee director; or

                 (c)  a Change in Control.

                 Upon the retirement of the non-employee director from the Board after attaining age 70, the Option shall become immediately and fully exercisable in proportion to the director's actual period of service during the vesting period of the Option.

     5.3 Exercise Price. The exercise price of an Option granted to a non-employee director shall be equal to the Fair Market Value per Share on the date of grant.

     5.4 Payment. An Option may be exercised by a non-employee director only upon payment to the Company in full of the exercise price of the Option corresponding to the portion of the Option to be exercised. Such payment shall be made in cash or in Shares previously owned by the non-employee director for more than six months, or in a combination of cash and such Shares.

6. Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to occur upon the occurrence of any of the following events:

     6.1 The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transactions is held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

     6.2 The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer, less than 50% of the combined voting power of the then-outstanding voting securities of such corporation or person is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

     6.3  There is a report filed on Schedule 13D or Schedule 14D-1
(or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of Directors of the Company ("Voting Stock");

     6.4 The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

     6.5 If during the period of two consecutive years individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period (excluding for this purpose the election of any new director in connection with an actual or threatened election or proxy contest).

          Notwithstanding the foregoing provisions of Section 6.3 or 6.4 hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan solely because the Company, an entity in which the Company directly or beneficially owns 50% or more of the voting securities of such entity, any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership. Notwithstanding the foregoing provisions of this Section, the merger shall not constitute a Change in Control.

7. Stock Ownership Guidelines. It is recommended that each non-employee director own Shares with a Fair Market Value of not less than 300% of the non-employee director's annual retainer (without regard to amounts paid as committee or meeting fees). It is further recommended that each non-employee director attain such level of ownership of Shares not later than the third anniversary of his or her initial election to the Board (or of the Effective Date, in the case of an individual serving as a non-employee director at the close of the Effective Date), and maintain such level of stock ownership thereafter while serving as a non-employee director of the Company. For purposes of applying the foregoing guidelines, a non-employee director shall be considered as owning:
(i) Shares personally or beneficially held; (ii) Shares held in a Company-sponsored program; and (iii) Restricted Shares.

8.  Miscellaneous.

     8.1  Effective Date.  The Plan shall become effective (the
"Effective Date") as of the effectiveness of the merger (the "Merger") between Diamond Shamrock, Inc., a Delaware corporation, and Ultramar
Corporation, a Delaware corporation, with Ultramar Corporation as the surviving entity, in accordance with the Agreement and Plan of Merger between such corporations, dated as of September 22, 1996, subject to approval of the Plan by the stockholders of the Company, and shall continue in effect until the tenth anniversary of such approval. Any award made under the Plan shall be null and void and of no effect and any distributions theretofore made with respect to Restricted Shares shall be forfeited if the Plan is not so approved.

     8.2  Amendment, Suspension or Termination of the Plan.  This
Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided, however, that except as provided in Section 3.3, no such amendment shall, without the further approval of the stockholders of the Company,
(a) increase the maximum number of Shares specified in Section 3.1, or
(b) make such other change as may require stockholder approval under the rules of any exchange on which Shares are traded. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any award therefore granted. No awards may be granted under the Plan during any period of suspension nor after termination of the Plan, and in no event may any awards be granted under the Plan after ten years from the date the Plan is approved by stockholders.

     8.3 Transferability. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

     8.4 Effect on Other Compensation. The adoption and implementation of the Plan shall not in any way limit the authority of the Company to make other awards of Shares or rights related to Shares to its non-employee directors or other persons on terms that are similar or dissimilar to those of the Plan.

     8.5  Regulations and Other Approvals.

          (a)  The obligation of the Company to sell or deliver
Shares with respect to any award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          (b) The Committee may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

          (c) Each award under the Plan is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

          (d) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution.
The certificate for any Shares acquired pursuant to the Plan shall include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

     8.6 Governing Law. The Plan and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

     8.7 Right to Continued Service. Nothing contained herein shall be construed to confer upon any non-employee director the right to continue to serve as a director of the Company or in any other capacity.

     8.8 Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.


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